Exhibit 4.4

FACE OF SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO HALEON US CAPITAL LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Haleon US Capital LLC

5.375% Senior Fixed Rate Notes due 2036

Payment of Principal, Premium, if any,
and Interest Irrevocably, Fully and Unconditionally Guaranteed by
Haleon plc

No. [•]	$[•]

CUSIP No.: 40555X AC6	ISIN: US40555XAC65

Haleon US Capital LLC, a limited liability company formed under the laws of the State of Delaware (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, on August 21, 2036 (the “Maturity Date”), the principal sum of [•] U.S. dollars, and to pay interest thereon from August 21, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually, in arrears, on February 21 and August 21, in each year, commencing on February 21, 2027, at the rate of 5.375% per annum, until the principal hereof is paid or made available for payment.

If any payment is due in respect of the Securities on a day that is not a Business Day (as defined below), it will be made on the next succeeding Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such next succeeding Business Day. A “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or London, England are authorized or obligated by law, regulation or executive order to be closed.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 6 or August 6 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and such payments shall be made through one or more Paying Agents appointed under the Indenture to the Depositary or its nominee, as the Holder of this Security. Initially, the Paying Agent and Security Registrar for this Security will be Deutsche Bank Trust Company Americas, New York, New York. The Issuer may change the Paying Agent or Security Registrar without prior notice to the Holders, and in such an event the Issuer may act as Paying Agent or Security Registrar. Payments of principal, premium, if any, and interest on this Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal and premium, if any, this Security is first surrendered to the Paying Agent.

Notwithstanding any provision of this Security or the Indenture, the Issuer may make any and all payments of principal, premium (if any) and interest on this Security pursuant to the Applicable Procedures of the Depositary for this Security as permitted in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Haleon us capital llc.

By:
Name:
Title:

Dated: August 21, 2026

[Signature Page to Global Note]

CERTIFICATE OF AUTHENTICATION

This Security is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:

Dated: August 21, 2026

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 21, 2026 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument) among the Issuer, Haleon UK Capital plc, Haleon plc, as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

This Security is one of the series designated on the face hereof, initially limited to an aggregate principal amount of $800,000,000, except as provided in the Indenture. References herein to “this series” mean the series of securities designated on the face hereof. Except as provided in the preceding paragraph, references herein to the “Securities” means (unless the context otherwise requires) the Securities of this series and includes any other securities issued as provided in the Indenture and forming a single series with the Securities of this series, provided that either (i) such additional securities are fungible with the Securities of this series for U.S. federal income tax purposes or (ii) such additional securities shall have a separate CUSIP number.

Prior to May 21, 2036 (three months prior to the Maturity Date) (the “Par Call Date”), the Issuer may redeem the Securities of this series at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the Securities of this series, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 15 but not more than 60 days before the Redemption Date to each holder of the Securities to be redeemed. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee in accordance with its policies and procedures. For so long as the Securities are held by the Depositary, the redemption of the Securities shall be in accordance with the Depositary’s applicable procedures. Unless the Issuer defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case, upon compliance with certain conditions set forth in the Indenture.

Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

In the event that the Guarantor becomes obligated to make payments in respect of the Securities of this series, the Guarantor will make all payments in respect of the Securities of this series without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax or (ii) the government of the United States or any state or territory of the United States or by any authority or agency therein or thereof having the power to tax (collectively, “Taxes”), except to the extent such Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof. In such event, the Guarantor will pay to the Holders of the Securities of this series such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders (including such Additional Amounts), after such withholding or deduction shall not be less than the amount such Holder would have received if the Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(a)           that would not have been imposed but for the existence of any present or former connection between such Holder or beneficial owner of the Securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or United States or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b)           that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

(c)           that are payable other than by withholding from payments of principal of or premium, if any, or interest on the Securities;

(d)           that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;

(e)           that would not have been imposed but for the presentation of the Securities (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(f)            that would not have been imposed if presentation for payment of the Securities had been made to a Paying Agent other than the Paying Agent to which the presentation was made;

(g)           that are imposed solely by reason of the Holder or beneficial owner being or having been a controlled foreign corporation for US federal income tax purposes, being or having been a bank purchasing the Securities in the ordinary course of its lending business, or owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of such Issuer’s stock entitled to vote; or

(h)           are payable for any combination of (a) through (g) above,

nor shall Additional Amounts be paid with respect to any payment of the principal of or premium, if any, or interest on the Security to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Security.

References to principal or interest in respect of the Securities of this series shall be deemed to include any Additional Amounts which may be payable as set forth in the Indenture.

In addition, any amounts to be paid by the Issuer or the Guarantor on the Securities of this series will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA Withholding”). Neither the Guarantor nor the Issuer will be required to pay Additional Amounts on account of any FATCA Withholding.

The Issuer may redeem the Securities in whole, but not in part, at any time prior to maturity, at a redemption price equal to 100% of their principal amount plus accrued interest to the date fixed for redemption, if (i) the Issuer determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom or the United States, or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the Issue Date: (A) the Issuer would be required to pay Additional Amounts on the Securities on the next succeeding Interest Payment Date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor; or (B) withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the Issuer directly from the Guarantor (or any Affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor (or any Affiliate); or (ii) the Issuer determines, based upon an opinion of independent counsel of recognised standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom or the United States, which action is taken or brought on after the Issue Date, there is a substantial probability that the circumstances described in (i) above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts; provided further, however, that the Securities of this series may not be redeemed to the extent such Additional Amounts arise solely as a result of the Issuer assigning its obligations under the Securities of this series to a Successor Entity, unless this assignment to a Successor Entity is undertaken as part of a plan of merger by the Guarantor.

If a Change of Control Put Event occurs with respect to the Securities, the Holders will have the option to require the Issuer to redeem or, at the Issuer’s option, purchase (or procure the purchase of) the whole, but not part, of such Holders’ Securities not previously called for redemption on the Change of Control Put Date at the Change of Control Redemption Amount together with interest accrued (but unpaid) to (but excluding) the Change of Control Put Date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer or the Guarantor and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer and the Guarantor with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

GUARANTEE

For value received, the undersigned Guarantor, (which term includes any successor Person or Persons under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby irrevocably, fully and unconditionally guarantees to the Trustee and to each Holder of this Security, which has been authenticated and delivered by the Trustee, the due and punctual payment of the principal of (including any amount in respect of original issue discount), and any premium and interest (together with any Additional Amounts payable pursuant to the terms of this Security), on this Security and the due and punctual payment of the sinking fund payments, if any, and analogous obligations, if any, provided for pursuant to the terms of this Security, when and as the same shall become due and payable, whether at Stated Maturity or upon redemption or upon declaration of acceleration or otherwise according to the terms of this Security and of the Indenture. In case of default by the Issuer in the payment of any such principal (including any amount in respect of original issue discount), interest (together with any Additional Amounts payable pursuant to the terms of this Security), sinking fund payment or analogous obligation, the Guarantor agrees duly and punctually to pay the same. The Guarantor hereby agrees that its obligations hereunder shall rank pari passu with all of its other unsecured and unsubordinated obligations, shall be as principal and not merely as surety, and shall be absolute and unconditional irrespective of any extension of the time for payment of this Security, any modification of this Security, any invalidity, irregularity or unenforceability of this Security or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Issuer with respect thereto by the Holder of this Security or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a demand or proceeding first against the Issuer, protest or notice with respect to this Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to this Security except by payment in full of the principal of (including any amount payable in respect of original issue discount), and any premium and interest (together with any Additional Amounts payable pursuant to the terms of this Security), thereon.

The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Issuer with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Issuer in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other obligor with respect to such payment.

This Guarantee shall not be valid or become obligatory for any purpose with respect to this Security until the certificate of authentication on this Security shall have been signed by the Trustee.

All terms used in this Guarantee which are not defined herein shall have the meaning assigned to them in the Security upon which this Guarantee is endorsed.

This Guarantee is subject to the release upon the terms set forth in the Indenture.

This Guarantee is subject to certain limitations and waivers set forth in the Indenture, as it may be supplemented from time to time.

This Guarantee is governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be signed manually or by facsimile by its duly authorized officer or representative and, if required by applicable law, has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

HALEON PLC as Guarantor

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guarantee to Global Note]